                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               ADOLOR CORPORATION
           -------------------------------------------------------------
                                (Name of Issuer)


                                   COMMON STOCK
           -------------------------------------------------------------
                         (Title of Class of Securities)


                                  00724X 10 2
           -------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2001
           -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)




1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 2 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Capital L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

             NUMBER OF           ------ ----------------------------------------
       SHARES BENEFICIALLY         6    SHARED VOTING POWER
            OWNED BY                    None
              EACH
        REPORTING PERSON         ------ ----------------------------------------
               WITH                7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 3 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures II, L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

             NUMBER OF           ------ ----------------------------------------
       SHARES BENEFICIALLY         6    SHARED VOTING POWER
            OWNED BY                    None
              EACH
        REPORTING PERSON         ------ ----------------------------------------
               WITH                7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!



LIBC/1100233.2

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 4 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures II-QP, L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

              NUMBER OF          ------ ----------------------------------------
        SHARES BENEFICIALLY        6    SHARED VOTING POWER
             OWNED BY                   None
               EACH
         REPORTING PERSON        ------ ----------------------------------------
                WITH               7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 5 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

              NUMBER OF          ------ ----------------------------------------
        SHARES BENEFICIALLY        6    SHARED VOTING POWER
             OWNED BY                   None
               EACH
         REPORTING PERSON        ------ ----------------------------------------
                WITH               7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 6 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management II, L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

             NUMBER OF           ------ ----------------------------------------
       SHARES BENEFICIALLY         6    SHARED VOTING POWER
            OWNED BY                    None
              EACH
        REPORTING PERSON         ------ ----------------------------------------
               WITH                7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
          *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 8 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management II LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]

                                                          (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

                NUMBER OF        ------ ----------------------------------------
          SHARES BENEFICIALLY      6    SHARED VOTING POWER
               OWNED BY                 None
                 EACH
           REPORTING PERSON      ------ ----------------------------------------
                  WITH             7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
          *SEE INSTRUCTIONS BEFORE FILLING OUT!




LIBC/1100233.2

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 9 of 16 Pages
                   -----------                                  -    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]

                                                         (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

               NUMBER OF         ------ ----------------------------------------
         SHARES BENEFICIALLY       6    SHARED VOTING POWER
              OWNED BY                  None
                EACH
          REPORTING PERSON       ------ ----------------------------------------
                 WITH              7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
          *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 10 of 16 Pages
                   -----------                                  --    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Medical Portfolio Management, LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]

                                                         (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

              NUMBER OF          ------ ----------------------------------------
        SHARES BENEFICIALLY        6    SHARED VOTING POWER
             OWNED BY                   None
               EACH
         REPORTING PERSON        ------ ----------------------------------------
                WITH               7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
          *SEE INSTRUCTIONS BEFORE FILLING OUT!



LIBC/1100233.2

------------------------------------                    ------------------------
CUSIP NO.          00724X 10 2              13G            Page 11 of 16 Pages
                   -----------                                  --    --
------------------------------------                    ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management Investors 2000 B LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]

                                                         (b) [X]

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware.
-------------------------------- ------ ----------------------------------------
                                   5    SOLE VOTING POWER
                                        2,752,940 (1)

               NUMBER OF         ------ ----------------------------------------
         SHARES BENEFICIALLY       6    SHARED VOTING POWER
              OWNED BY                  None
                EACH
          REPORTING PERSON       ------ ----------------------------------------
                 WITH              7    SOLE DISPOSITIVE POWER
                                        2,752,940 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,752,940 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        Name of Issuer:
                  --------------

                  Adolor Corporation


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  371 Phoenixville Pike, Malvern, PA 19355


Item 2(a).        Names of Person Filing:
                  ----------------------

                  MPM Capital L.P.
                  MPM BioVentures II, LP
                  BAB BioVentures II-QP, LP
                  MPM BioVentures GmbH & Co Parallel-Beteiligungs KG MPM Asset Management II, L.P.
                  MPM Asset Management II LLC Medical Portfolio Management, LLC MPM Asset Management 2000 B, LLC


Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  c/o MPM Capital L.P.
                  111 Huntington Avenue, 31st floor
                  Boston, MA 02199


Item 2(c).        Citizenship:
                  -----------

                  All entities were organized in Delaware, except MPM BioVentures GmbH & Co Parallel-Beteiligungs KG which was organized in Germany.


Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock


Item 2(e).        CUSIP Number:
                  ------------

                  00724X 10 2


Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                  Not Applicable


Item 4.  Ownership:
         ---------

                  (a)      Amount Beneficially Owned:

                           2,752,940 (1)

                  (b)      Percent of Class Owned:

                               8.3%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                   2,752,940 shares of Common Stock (1)

                           (ii)  shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                    2,752,940 shares of Common Stock (1)

                           (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding
         ------------------------------------------------
                  Company:
                  -------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                  Not Applicable

(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and or a control person of MPM Asset Management LLC and funds managed or advised by it and the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 207,171 shares are held by MPM BioVentures II, L.P.; 1,878,299 shares are held by MPM BioVentures II-QP, L.P.; 661,270 shares are held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG; and 6,200 shares are held by MPM Asset Management Investors 2000 B LLC. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2002




MPM CAPITAL L.P.                                                    MPM BIOVENTURES II, L.P.

By:    Medical Portfolio Management LLC,                            By:    MPM Asset Management II, L.P.,
       its General Partner                                                 its General Partner

                                                                    By:    MPM Asset Management II LLC,
By:    /s/ Luke B. Evnin                                                   its General Partner
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager
                                                                    By:    /s/ Luke B. Evnin
                                                                           ------------------------------
                                                                           Name: Luke B. Evnin
                                                                           Title: Manager

MPM BIOVENTURES II-QP, L.P.                                         MPM ASSET MANAGEMENT II, L.P.

By:    MPM Asset Management II, L.P.,                               By:    MPM Asset Management II LLC,
       its General Partner                                                     its General Partner


By:    MPM Asset Management II LLC,                                 By:    /s/ Luke B. Evnin
       its General Partner                                                 ------------------------------
                                                                           Name: Luke B. Evnin
                                                                           Title: Manager
By:    /s/ Luke B. Evnin
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager


MPM CAPITAL GMBH. & CO. PARALLEL-BETEILIGUNGS KG                    MPM ASSET MANAGEMENT II LLC

By:     MPM Asset Management II LP, in its capacity as
the
                                                                    By:    /s/ Luke B. Evnin
            Special Limited Partner                                        ------------------------------
                                                                           Name: Luke B. Evnin

 By:     MPM Asset Management II LLC, its General Partner                  Title: Manager

By:    /s/ Luke B. Evnin
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager



MPM ASSET MANAGEMENT, LLC                                           MEDICAL PORTFOLIO MANAGEMENT, LLC


By:    /s/ Luke B. Evnin                                            By:    /s/ Luke B. Evnin
       ---------------------------------                                   ------------------------------
       Name: Luke B. Evnin                                                 Name: Luke B. Evnin
       Title: Manager                                                      Title: Manager



 MPM ASSET MANAGEMENT 2000 B LLC


By:    /s/ Luke B. Evnin
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager


                                    EXHIBIT A
                                    ---------

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Adolor Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of February, 2002.



MPM CAPITAL L.P.                                                    MPM BIOVENTURES II, L.P.

By:    Medical Portfolio Management LLC,                            By:    MPM Asset Management II, L.P.,
       its General Partner                                                 its General Partner


                                                                    By:    MPM Asset Management II LLC,
By:    /s/ Luke B. Evnin                                                   its General Partner
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager
                                                                    By:    /s/ Luke B. Evnin
                                                                           ------------------------------
                                                                           Name: Luke B. Evnin
                                                                           Title: Manager


MPM BIOVENTURES II-QP, L.P.                                         MPM CAPITAL GMBH. & CO. PARALLEL-BETEILIGUNGS KG

By:    MPM Asset Management II, L.P.,                               By:    MPM Asset Management II LP, in its capacity as
       its General Partner                                                 the Special Limited Partner

By:    MPM Asset Management II LLC,                                 By:    MPM Asset Management II LLC, its General Partner
       its General Partner

                                                                    By:    /s/ Luke B. Evnin
                                                                           ------------------------------
                                                                           Name: Luke B. Evnin
By:    /s/ Luke B. Evnin                                                   Title Manager
       ---------------------------------
       Name: Luke B. Evnin
       Title: Manager


MPM ASSET MANAGEMENT II LLC                                         MPM ASSET MANAGEMENT, LLC



By:    /s/ Luke B. Evnin                                            By:    /s/ Luke B. Evnin
       ---------------------------------                                   ------------------------------
       Name: Luke B. Evnin                                                 Name: Luke B. Evnin
       Title: Manager                                                      Title: Manager




MEDICAL PORTFOLIO MANAGEMENT, LLC                                   MPM ASSET MANAGEMENT 2000 B LLC



By:    /s/ Luke B. Evnin                                            By:    /s/ Luke B. Evnin
       ---------------------------------                                   ------------------------------
       Name: Luke B. Evnin                                                 Name: Luke B. Evnin
       Title: Manager                                                      Title: Manager
